Exhibit 4.24

English Translation

Agreement on Matters regarding Voting Proxy

This Agreement on Matters regarding Voting Proxy (this “Agreement”) is entered into by and between the following parties in Guangzhou, Guangdong Province, the PRC on 16 September 2013:

(1)	Party A:	Shenzhen Lanyue Internet Technology Co., Ltd.
Registered Address: 1085-1086, Shangshuyuan Commerce Podium Building, Meilin Road, Meilin Sub-district, Futian District, Shenzhen Legal Representative: Ken Jian Xiao

(2)	Party B:

Huiyou Digital (Shenzhen) Ltd. (“Huiyou”)

Registered Address: 13e, 13th Floor, B Block, Shenye Tairan Xuesong Building, Tairan Industry Park, Futian District, Shenzhen

Legal Representative: Ken Jian Xiao

(3)	Party C	China Wave Group Limited Registered Address: 2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands Authorized Representative: Hendrick Sin

(4)	Party D	Ken Jian Xiao, a citizen of People’s Republic of China (“China”), identity card no.: 44020319791020206133

(5)	Party E	Xiongfei Liu, a citizen of China, identity card no.: 440223199012100518

The parties set out in (1)-(5) above shall be collectively referred to as “Parties” and individually as a “Party”.

Whereas:

1.	Party D and Party E are the shareholders of Party A, of which Party D holds 99% of the equities in Party A and Party E holds 1% of the equities in Party A. Party A is currently applying for (i) the Value-added Telecom Service Operation License, (ii) the Internet Publication Permit, and (iii) the Network Culture Operation License (collectively, the “Qualifications for Operating Mobile Online Games”). Upon obtaining the Qualifications for Operating Mobile Online Games, Party A will engage in the value-added telecom service as well as the development and operation of mobile games and online games.

2.	Party A and Party B (as the Proxy) entered into the Voting Proxy Agreement on 16 September 2013 in Shenzhen and the Supplementary Agreement in relation to the Voting Proxy Agreement on 16 September 2013 with Party D and Party E (as the Principal) (collectively referred to as the “Voting Proxy Agreement”), pursuant to which Party D and Party E jointly and severally delegate and authorize Party B to exercise their voting powers and other shareholder rights in respect of Party A on their behalf (collectively referred to as the “Voting Rights”).

3.	Subject to the consent of the Parties, and subject to the terms and conditions hereunder, Party B wishes to further delegate and authorize Party C to exercise the Voting Rights owned by Party B in respect of Party A under the Voting Proxy Agreement.

Therefore, based on the principle of mutual benefit and common development, and on the equal and voluntary basis, after thorough and friendly consultation, the Parties hereby reach an agreement as follows for common compliance:

1	Delegation and Authorization by Party B to Party C

1.1	Subject to the consent of Party D and Party E, and subject to the terms and conditions hereunder, upon the effectiveness of this Agreement, Party B shall irrevocably and exclusively delegate and authorize Party C to exercise the Voting Rights owned by Party B under the Voting Proxy Agreement. Party C hereby agrees to accept such delegation and authorization.

1.2	The Parties agree that the delegation and authorization set forth in Section 1.1 shall take effect upon the effectiveness of this Agreement and remain effective thereafter.

1.3	Subject to the delegation and authorization set forth in Section 1.1, Party C shall exercise each power and right provided by Section 1 of the Shareholder’s Voting Proxy Agreement mentioned in the “Whereas” section hereof and other relevant powers and rights within the scope of delegation and authorization granted by Party D and Party E to Party B under the Voting Proxy Agreement. Party B shall no longer exercise, nor delegate and authorize any third-party to exercise, the foregoing powers and rights.

1.4	Subject to the delegation and authorization set forth in Section 1.1, any act taken, and any document executed, by Party C to exercise the Voting Rights shall be deemed as taken, and executed, by Party B. Party B hereby acknowledges such act and document.

1.5	The Parties hereby expressly agree that Party C may delegate and authorize any other entity or person to exercise the Voting Rights at its own discretion without informing or obtaining consent from other Parties to this Agreement.

1.6	The Parties agree that, upon the effectiveness of this Agreement, Party B shall continue to provide operational and management service for Party A in accordance with the Voting Proxy Agreement, for which Party A shall continue to pay annual management fee to Party B in accordance with the Voting Proxy Agreement (including but not limited to Section 1 of the Supplementary Agreement mentioned in the “Whereas” section hereof).

1.7	No Party shall be required to pay any consideration or fees to any other Party for the delegation and authorization granted by Party B to Party C as completed hereunder.

1.8	Except for the terms and matters expressly provided and amended by this Agreement, any other terms in the Voting Proxy Agreement shall remain unchanged and have constant binding effect on each relevant Party.

2	Governing Law and Dispute Resolution

2.1	This Agreement shall be governed by and interpreted pursuant to the laws of the PRC.

2.2	Any dispute arising from or in connection with this Agreement shall be settled pursuant to the provisions of Section 6 of the Shareholder Voting Proxy Agreement (Dispute Resolution) mentioned in the “Whereas” section hereof.

3	Effectiveness and Miscellaneous

3.1	This Agreement shall take effect as of the date on which it is sealed and signed by the legal representatives or authorized representatives of Party A, Party B and Party C and signed by Party D and Party E.

3.2	This Agreement shall be signed in six original copies, with each Party holding one copy. Each copy shall have the same legal effect.

(No text below. The following page is the signature page to this Agreement.)

((No text in this page and this is the signature page of this Agreement.))

Shenzhen Lanyue Internet Technology Co., Ltd. [Company Seal Affixed]

Signature:	/s/ Ken Jian Xiao

Name in Print:	Ken Jian Xiao

Title:	Legal Representative

Huiyou Digital (Shenzhen) Ltd. [Company Seal Affixed]

Signature:	/s/ Ken Jian Xiao

Name in Print:	Ken Jian Xiao

Title:	Legal Representative

China Wave Group Limited [Company Seal Affixed]

Name in Print:	Hendrick Sin

Title:	Authorized Representative

Ken Jian Xiao

Signature:	/s/ Ken Jian Xiao

Xiongfei Liu

Signature:	/s/ Xiongfei Liu